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                                 EXHIBIT 99.2

                                 ELECTION FORM

                            Notice of Election Form

THE ACCOMPANYING INSTRUCTIONS SHOULD BE READ CAREFULLY BEFORE THIS FORM IS COMPLETED.


IMPORTANT:                          TO BE EFFECTIVE, YOUR ELECTION MUST BE
                                    RECEIVED BY LAMAR NO LATER THAN 2:00 P.M.,
                                    LOCAL TIME, ON JUNE 28, 2001

    Subject to the terms of the Agreement and Plan of Merger between Lamar Capital Corporation and Hancock Holding Company, I hereby elect, as indicated below, to have my shares of common stock of Lamar converted on the effective date of the Merger into (Check one box only):

    YOU MAY NOT RECEIVE EXACTLY WHAT YOU ELECT - SEE ELECTION INSTRUCTION 3.
    ------------------------------------------------------------------------

[_]   (1) ALL CASH ELECTION.  Cash in the amount of $11 per share of Lamar
          -----------------
Common Stock (the "All Cash Election"); or

[_]  (2)  ALL STOCK ELECTION.  .55 shares of Hancock 8% Cumulative Preferred
          ------------------
Stock, Series A  per share of Lamar Common Stock  (the "All Stock Election"); or

[_]  (3)  COMBINATION ELECTION.  A combination of Hancock Preferred Stock and
          --------------------
cash as described below (the "Combination Election"). State the percentage of your total consideration you wish to be payable in cash and the percentage you wish to be payable in Hancock Preferred Stock.

     ________________________________________________________________________
     ________________________________________________________________________
     ________________________________________________________________________
     ________________________________________________________________________

Note: The tax consequences of an Election can vary depending on the Election chosen. For information on the federal income tax consequences of each type of Election, see "The Merger - Material Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus. Stockholders should consult their own advisors as to the tax consequences of the merger to such holders, including state and local tax effects.

[_] Check here if this is a revocation of an earlier Election and a change of Election.

__________________________________
__________________________________
(Signature(s) of Shareholder(s))


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Dated: ___________________________
Name(s) __________________________
__________________________________
         (Please Print)

Capacity (if applicable)
__________________________________

Address
__________________________________
__________________________________
                       Zip Code

(Must be signed by registered holder(s) as name(s) appear on stock certificate(s) or by person(s) authorized to become registered holders by certificates and documents transmitted. If signing is by trustee, executor, administrator, guardian, attorney-in-fact, officer of corporation or other person acting in a fiduciary or representative capacity, please set forth full title.)

                        _______________________________


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                                 ELECTION INSTRUCTIONS
                                 ---------------------
1.   Special Conditions

     a. Time in Which to Make An Election. To be effective, an Election on this Form (or a facsimile hereof), properly completed, must be received by Lamar no later than 2:00 p. m., local time, on June 28, 2001 ("Election Deadline"). A holder of Lamar Common Stock whose Election is not so received will be considered a Non-Electing Stockholder. See Election Instruction 2 below.

     b. Change or Revocation of Election. A person who has made an Election may at any time prior to the Election Deadline change his Election by submitting a revised Election on this Form (or a facsimile thereof), properly completed and signed, that is received prior to the Election Deadline.

2.   Shares As to Which No Election is Made

     A holder of Lamar Stock who does not make a valid Election or who properly revokes his Election without making a new Election ("Non-Electing Stockholder") or who fails to make a valid Election for all of his or her Lamar Common Stock will be deemed to have made the All Cash Election with respect to the unelected shares and will have such unelected shares converted into cash, subject to possible adjustment as described in Election Instruction 3.

3.   Possible Adjustments

     a. If a Lamar stockholder makes a Combination Election with respect to more than the number of shares of Lamar Common Stock he or she owns, the excess will be eliminated by first reducing the number of shares of Hancock Preferred Stock elected and thereafter, if necessary, reducing the amount of cash elected. If the shareholder makes any Election with respect to fewer shares of Lamar Common Stock than he or she owns, he or she will be deemed to have elected cash with respect to the shares as to which he or she did not make an election.

     b. The Merger Agreement generally provides that if the total number of shares for which cash consideration has been effectively elected (together with the shares of Lamar Common Stock for which dissenters' rights have been asserted) is less than 30% of the total outstanding shares of Lamar Common Stock, then the amount of Hancock Preferred Stock given to each Lamar shareholder electing to receive Hancock Preferred Stock will be reduced so that the amount of cash consideration being paid is as nearly equal as possible to 30%. Similarly, the Merger Agreement generally provides that if the total number of shares for which cash consideration has been effectively elected (together with the shares of Lamar Common Stock for which dissenters' rights have been asserted) is more than 49% of the total outstanding shares of Lamar Common Stock, then the amount of cash given to each Lamar shareholder electing to receive cash consideration will be reduced so that the amount of cash consideration being paid is as nearly equal as possible to 49% and Hancock Preferred Stock will be given instead. All reductions will be proportional.

     c. No fractional shares of Hancock Preferred Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any Lamar stockholder would be entitled.

4.   Additional Copies; Questions

     Additional copies of this Form may be made by photocopy or obtained from Lamar at 401 Shelby Speights Drive, Purvis, Mississippi 39475 or by telephone to Mr. Robert Roseberry at (601) 794-6047. Any questions concerning the completion of this Form may be directed to Mr. Roseberry at this telephone number.

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May 24, 2001

Ms. Jennifer Gurzenski
Mail Stop - 0408
Securities and Exchange Commission
Washington, D.C. 20549

Re: Hancock Holding Company
    Registration Statement on Form S-4
    File No. 333-60280

Dear Ms. Gurzenski:

Hancock Holding Company hereby requests acceleration of the effective date of its Registration Statement on Form S-4 (File No. 333-60280), pursuant to Rule 461, to Tuesday, May 29, 2001, at 8:00 a.m., EDT, or as soon thereafter as practicable.


Sincerely,



Carl J. Chaney
Agent for Service of Process
Hancock Holding Company